Exhibit (h)(20)

Execution Version

FIFTH AMENDMENT to

ADMINISTRATION AGREEMENT

FIFTH AMENDMENT, effective as of September 28, 2012, by and among The Glenmede Fund, Inc., a corporation organized under the laws of the State of Maryland (the “Fund”), and State Street Bank and Trust Company, a Massachusetts trust company (“State Street”).

WHEREAS the Fund and Investors Bank & Trust Company (“IBT”) entered into an Administration Agreement dated September 1, 2001, as amended, modified and supplemented from time to time (the “Administration Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Administrator under the Administration Agreement; and

WHEREAS, State Street agreed to amend the Administration Agreement in order that the services to be provided to the Fund on behalf of its portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund, notwithstanding that as amended, the Administration Agreement is not identical to the form of fund administration agreement customarily entered into by State Street as administrator.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment.

(a)	Appendix A is hereby deleted in its entirety and replaced with Appendix A attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Administration Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

THE GLENMEDE FUND, INC.

By:	/s/ Mary Ann B. Wirts
Name:	Mary Ann B. Wirts
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

APPENDIX A

Portfolios of The Glenmede Fund, Inc.

Core Fixed Income Portfolio

Government Cash Portfolio

International Portfolio

Large Cap 100 Portfolio

Large Cap Growth Portfolio

Large Cap Value Portfolio

Long/Short Portfolio

Philadelphia International Fund

Small Cap Equity Portfolio

Strategic Equity Portfolio

Tax-Exempt Cash Portfolio

Total Market Portfolio

U.S. Emerging Growth Portfolio

Secured Options Portfolio

Philadelphia International Small Cap Fund

Philadelphia International Emerging Markets Fund

International Secured Options Portfolio

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